K&L Gates LLP 1601 K Street, N.W. Washington, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

March 16, 2022

Carillon Series Trust
880 Carillon Parkway
St. Petersburg, FL 33716

Ladies and Gentlemen:

We have acted as counsel to Carillon Series Trust, a Delaware statutory trust (the “Trust”) in connection with Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-14 (File No. 333-262443) (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about March 16, 2022, registering the Class Chartwell shares of beneficial interest in Carillon Chartwell Income Fund, Carillon Chartwell Mid Cap Value Fund, Carillon Chartwell Short Duration Bond Fund, Carillon Chartwell Short Duration High Yield Fund, Carillon Chartwell Small Cap Growth Fund and Carillon Chartwell Small Cap Value Fund, each a series of the Trust (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization and Termination (the “Agreement”) to be entered into by the Trust, on behalf of the Acquiring Funds, and The Chartwell Funds (the “Acquired Trust”), on behalf of its Chartwell Income Fund, Chartwell Mid Cap Value Fund, Chartwell Short Duration Bond Fund, Chartwell Short Duration High Yield Fund, Chartwell Small Cap Growth Fund and Chartwell Small Cap Value Fund series (each an “Acquired Fund” and collectively, the “Acquired Funds”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Agreement provides for (1) the transfer of all the assets of each Acquired Fund to the corresponding Acquiring Fund in exchange solely for Shares of the Acquiring Fund having an aggregate net asset value equal to the Acquired Fund’s net assets and the Acquiring Fund’s assumption of all the liabilities of the Acquired Fund; (2) the distribution of the Shares pro rata to the Acquired Fund’s shareholders in exchange for their shares of the Acquired Fund and in complete liquidation thereof; and (3) the termination of the Acquired Fund, all on the terms and conditions set forth in the Agreement.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the combined proxy statement and prospectus, including the form of the Agreement attached as Appendix A thereto, and statement of additional information filed as part of the Post-Effective Amendment (collectively, the “Proxy Statement/Prospectus”);

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(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and
(iii)	the resolutions adopted by the trustees of the Trust relating to the Registration Statement and the Post-Effective Amendment, the establishment of the Acquiring Funds and the Shares, and the authorization for issuance and delivery of the Shares pursuant to the Agreement.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and delivered to an Acquired Fund in accordance with the terms and conditions of the Agreement, will be validly issued, and (2) the shareholders of the Acquired Fund receiving the Shares in exchange for their shares of the Acquired Fund and in complete liquidation of the Acquired Fund as provided by the Agreement will have no obligation to make any further payments for the receipt of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Proxy Statement/Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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Very truly yours,

/s/ K&L Gates LLP